Exhibit 3.3

Whirlpool Finance Luxembourg S.à r.l.

Société à responsabilité limitée

560A, rue de Neudorf, L-2220 Luxembourg

CONSTITUTION D’UNE SOCIETE

A RESPONSABILITE LIMITEE

du 6 OCTOBRE 2016

In the year two thousand and sixteen, on the sixth day of October.

Before Maître Jacques Kesseler, notary public established in Pétange, Grand Duchy of Luxembourg,

Appears:

•	Whirlpool Luxembourg, a private limited liability company (“société à responsabilité limitée”), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 560A, rue de Neudorf, L-2220, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ register under number B 110.585, here duly represented by Ms. Sofia Afonso-Da Chao Conde, with professional address at 13, route de Luxembourg, L-4761 Pétange, Grand Duchy of Luxembourg, by virtue of a proxy given under private seal.

The before said proxy, being initialed “ne varietur” by the appearing party and the undersigned notary, shall remain annexed to the present deed to be filed at the same time with the registration authorities.

Such appearing party, in the capacity of which it acts, has requested the notary to draw up the following articles of a “société à responsabilité limitée” which such party declares to incorporate:

Name - Object - Registered office - Duration

Art. 1. There is hereby formed a “société à responsabilité limitée”, private limited liability company (the “Company”), governed by the present articles of association (the “Articles”) and by current Luxembourg laws (the “Law”), in particular the law of 10 August 1915 on Commercial Companies, as amended (the “Commercial Companies Law”).

Art. 2. The Company’s name is Whirlpool Finance Luxembourg S.à r.l.

Art. 3. The Company’s purpose is:

(1) To take participations and interests, in any form whatsoever, in any commercial, industrial, financial or other, Luxembourg or foreign companies or enterprises;

(2) To acquire through participations, contributions, underwriting, purchases or options, negotiation or in any other way any securities, rights, patents and licences, and other property, rights and interest in property as the Company shall deem fit;

(3) Generally to hold, manage, develop, sell or dispose of the same, in whole or in part, for such consideration as the Company may think fit, and in particular for shares or securities of any company purchasing the same;

(4) To enter into, assist or participate in financial, commercial and other transactions;

(5) To grant to any holding company, subsidiary, or fellow subsidiary, or any other company which belong to the same group of companies than the Company (the “Affiliates”) any assistance, loans, advances or guarantees (in the latter case, even in favour of a third-party lender of the Affiliates);

(6) To borrow and raise money in any manner and to secure the repayment of any money borrowed; and

(7) Generally to do all such other things as may appear to the Company to be incidental or conducive to the attainment of the above objects or any of them.

The Company can perform all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose.

Art. 4. The Company has its registered office in the City of Luxembourg, Grand Duchy of Luxembourg.

The registered office may be transferred within the municipality of the City of Luxembourg or to any other place in the Grand Duchy of Luxembourg by a decision adopted under the conditions required by the Law and the Commercial Companies Law.

The Company may have offices and branches (whether or not a permanent establishment), both in Luxembourg and abroad.

In the event that the board of managers or the sole manager (as the case may be) should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the board of managers or the sole manager (as the case may be) of the Company.

Art. 5. The Company is constituted for an unlimited duration.

Art. 6. The life of the Company does not come to an end by death, suspension of civil rights, bankruptcy or insolvency of any shareholder.

Art. 7. The creditors, representatives, rightful owners or heirs of any shareholder are not allowed, in any circumstances, to require the sealing of the assets and documents of the Company, nor to interfere in any manner in the management of the Company. They must for the exercise of their rights refer to financial statements and to the decisions of the meetings of shareholders or of the sole shareholder (as the case may be).

Capital - Shares

Art. 8. The Company’s share capital is set at EUR 12,500 (twelve thousand five hundred Euros), represented by 12,500 (twelve thousand five hundred) shares, having a nominal value of EUR 1.00 (one Euro) each.

The amount of the share capital of the Company may be increased or reduced by means of a resolution of the extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required for amendment of the Articles.

Art. 9. Each share confers an identical voting right and each shareholder has voting rights commensurate to his shareholding.

Art. 10. The shares are freely transferable among the shareholders.

Shares may not be transferred “inter vivos” to non-shareholders unless shareholders representing at least three-quarter of the share capital shall have agreed thereto in a general meeting.

Furthermore, the provisions of Articles 189 and 190 of the Commercial Companies Law shall apply.

The shares are indivisible with regard to the Company, which admits only one owner per share.

Art. 11. The Company shall have power to redeem its own shares.

Such redemption shall be carried out by means of a resolution of an extraordinary general meeting of the shareholders or of the sole shareholder (as the case may be), adopted under the conditions required for amendment of the Articles, provided that such redemption has been proposed to each shareholder of the same class in the proportion of the capital or of the class of shares concerned represented by their shares.

However, if the redemption price is in excess of the nominal value of the shares to be redeemed, the redemption may only be decided to the extent that the excess purchase price may not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the Law or of the Articles.

Such redeemed shares shall be cancelled by reduction of the share capital.

Management

Art. 12. The Company will be managed by one or more managers. If several managers have been appointed, they will constitute a board of managers composed of one or several category A manager(s) and of one or several category B manager(s). The manager(s) need not be shareholders of the Company.

The manager(s) shall be appointed and designated as category A manager or category B manager, and her/his/its/their remuneration determined, by a resolution of the general meeting of shareholders taken by simple majority of the votes cast, or of the sole shareholder (as the case may be). The remuneration of the manager(s) can be modified by a resolution taken at the same majority conditions.

The general meeting of shareholders or the sole shareholder (as the case may be) may, at any time and “ad nutum”, remove and replace any manager.

All powers not expressly reserved by the Law or the Articles to the general meeting of shareholders or to the sole shareholder (as the case may be) fall within the competence of the board of managers, or of the sole manager (as the case may be).

In dealing with third parties, the manager, or, in case of plurality of managers, the board of managers will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s object, provided the terms of these Articles shall have been complied with.

The Company shall be bound by the sole signature of its single manager, and, in case of plurality of managers, by the joint signature one category A manager and one category B manager.

The board of managers or the sole manager (as the case may be), may from time to time sub-delegate her/his/its powers for specific tasks to one or several ad hoc agent(s) who need not be shareholder(s) or manager(s) of the Company.

The board of managers, or the sole manager (as the case may be) will determine the powers, duties and remuneration (if any) of its agent(s), the duration of the period of representation and any other relevant conditions of his/their agency.

Art. 13. In case of plurality of managers, the decisions of the managers are taken by meeting of the board of managers.

Meetings of the board of managers may be chaired by a manager present and appointed for that purpose by the board of managers. It may also appoint a secretary, who needs not to be a manager, who shall be responsible for keeping the minutes of the meetings of the board of managers or for such other matter as may be specified by the board of managers.

The board of managers shall meet when convened by one manager.

Notice of any meeting of the board of managers shall be given to all managers at least 2 (two) days in advance of the time set for such meeting except in the event of emergency, the nature of which is to be set forth in the minute of the meeting.

Any convening notice shall specify the time and place of the meeting and the nature of the business to be transacted.

Convening notices can be given to each manager by word of mouth, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means.

The notice may be waived by the consent, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means, of each manager.

The meeting will be duly held without prior notice if all the managers are present or duly represented.

No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the board of managers.

Any manager may act at any meeting of managers by appointing in writing or by fax, cable, telegram, telex or electronic means another manager as his/its proxy.

A manager may represent more than one manager.

The managers may participate in a board of managers meeting by phone, videoconference, or any other suitable telecommunication means allowing all persons participating in the meeting to hear each other at the same time, provided that a majority of the managers shall never attend the meeting while being located in the same foreign jurisdiction.

Such participation in a meeting is deemed equivalent to participation in person at a meeting of the managers.

The board of managers can validly deliberate and act only if the majority of its members is present or represented, including at least one category A manager and one category B manager.

Decisions of the board of managers are adopted by the majority of the managers participating to the meeting or duly represented thereto including at least one category A manager and one category B manager.

The deliberations of the board of managers shall be recorded in the minutes, which have to be signed by the chairman or one category A manager and one category B manager. Any transcript of or excerpt from these minutes shall be signed by the chairman or one category A manager and one category B manager.

Resolutions in writing approved and signed by all managers shall have the same effect as resolutions passed at a managers’ meeting.

In such cases, written resolutions can either be documented in a single document or in several separate documents having the same content.

Written resolutions may be transmitted by ordinary mail, fax, cable, telegram, telex, electronic means, or any other suitable telecommunication means.

Art. 14. Any manager does not contract in his/her/its function any personal obligation concerning the commitments regularly taken by him/her/it in the name of the Company; as a representative of the Company, he/she/it is only responsible for the execution of his/her/its mandate.

General meetings of shareholders

Art. 15. In case of plurality of shareholders, decisions of the shareholders are taken as follows:

The holding of a shareholders meeting is not compulsory as long as the shareholders number does not exceed 25 (twenty-five). In such case, each shareholder shall receive the whole text of each resolution or decision to be taken, transmitted in writing or by fax, cable, telegram, telex, electronic means or any other suitable telecommunication means. Each shareholder shall vote in writing.

If the shareholders number exceeds 25 (twenty-five), the decisions of the shareholders are taken by meetings of the shareholders. In such a case 1 (one) general meeting shall be held at least annually in Luxembourg within 6 (six) months of the closing of the last financial year. Other general meetings of shareholders may be held in the Grand Duchy of Luxembourg at any time specified in the notice of the meeting.

Art. 16. General meetings of shareholders are convened and written shareholders resolutions are proposed by the board of managers, or the sole manager (as the case may be), failing which by shareholders representing more than half of the share capital of the Company.

Written notices convening a general meeting and setting forth the agenda shall be made pursuant to the Law and shall be sent to each shareholder at least 8 (eight) days before the meeting, except for the annual general meeting for which the notice shall be sent at least 21 (twenty-one) days prior to the date of the meeting.

All notices must specify the time and place of the meeting.

If all shareholders are present or represented at the general meeting and state that they have been duly informed of the agenda of the meeting, the general meeting may be held without prior notice.

Any shareholder may act at any general meeting by appointing in writing or by fax, cable, telegram, telex, electronic means or by any other suitable telecommunication means another person who needs not be shareholder.

Each shareholder may participate in general meetings of shareholders and exercise its voting rights in accordance with the relevant provisions of the Law and the Commercial Company Law.

Resolutions at the meetings of shareholders or resolutions proposed in writing to the shareholders are validly taken in so far as they are adopted by shareholders representing more than half of the share capital of the Company.

If this quorum is not formed at a first meeting or at the first consultation, the shareholders are immediately convened or consulted a second time by registered letter and resolutions will be taken at the majority of the vote cast, regardless of the portion of capital represented.

However, resolutions to amend the Articles shall only be taken by an extraordinary general meeting of shareholders, at a majority of shareholders representing at least three-quarters of the share capital of the Company.

A sole shareholder exercises alone the powers devolved to the meeting of shareholders by the Law.

Except in case of current operations concluded under normal conditions, contracts concluded between the sole shareholder and the Company have to be recorded in minutes or drawn-up in writing.

Financial year - Balance sheet

Art. 17. The Company’s financial year begins on 1 January and closes on 31 December.

Art. 18. Each year, as of 31 December, the board of managers, or the sole manager (as the case may be) will draw up the balance sheet which will contain a record of the properties of the Company together with its debts and liabilities and be accompanied by an annex containing a summary of all its commitments and the debts of the manager(s), statutory auditor(s) (if any) and shareholder(s) toward the Company.

At the same time the board of managers or the sole manager (as the case may be) will prepare a profit and loss account, which will be submitted to the general meeting of shareholders together with the balance sheet.

Art. 19. Each shareholder may inspect at the head office the inventory, the balance sheet and the profit and loss account.

If the shareholders’ number exceeds 25 (twenty-five), such inspection shall be permitted only during the 15 (fifteen) days preceding the annual general meeting of shareholders.

Supervision of the company

Art. 20. If the shareholders number exceeds 25 (twenty-five), the supervision of the Company shall be entrusted to one or more statutory auditor(s) (“commissaires”), who may or may not be shareholder(s).

Each statutory auditor shall serve for a term ending on the date of the annual general meeting of shareholders following their appointment dealing with the approval of the annual accounts.

At the end of this period and of each subsequent period, the statutory auditor(s) can be renewed in its/their function by a new resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) until the holding of the next annual general meeting dealing with the approval of the annual accounts.

Where the thresholds of Article 35 of the law of 19 December 2002 on the Luxembourg Trade and Companies’ Register, as amended, are met, the Company shall have its annual accounts audited by one or more qualified auditors (“réviseurs d’entreprises agréés”) appointed by the general meeting of shareholders or the sole shareholder (as the case may be) amongst the qualified auditors registered in the Financial Sector Supervisory Commission (“Commission de Surveillance du Secteur Financier”)’s public register.

Notwithstanding the thresholds above mentioned, at any time, one or more qualified auditors may be appointed by resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) that shall decide the terms and conditions of his/her/its/their mandate.

Dividend - Reserves

Art. 21. The credit balance of the profit and loss account, after deduction of the expenses, costs, amortisations, charges and provisions represents the net profit of the Company.

Every year 5% (five percent) of the net profit will be transferred to the statutory reserve.

This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued share capital, as decreased or increased from time to time, but shall again become compulsory if the statutory reserve falls below such one tenth.

The general meeting of shareholders at the majority vote determined by the Law or the sole shareholder (as the case may be) may decide at any time that the excess be distributed to the shareholder(s) proportionally to the shares they hold, as dividends or be carried forward or transferred to an extraordinary reserve.

Art. 22. Notwithstanding the provisions of the preceding article and subject to the relevant provisions of the Commercial Company Law, the board of managers or the sole manager (as the case may be), may decide to pay interim dividends before the end of the current financial year, on the basis of a statement of accounts prepared by the board of managers or the sole manager (as the case may be) dated less than two months, and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year, increased by profits carried forward and available reserves, less losses carried forward and sums to be allocated to a reserve to be established according to the Law or the Articles.

Winding-up - Liquidation

Art. 23. The general meeting of shareholders under the conditions required for amendment of the Articles, or the sole shareholder (as the case may be) may resolve the dissolution of the Company.

Art. 24. The general meeting of shareholders with the consent of at least half of the shareholders holding three quarters of the share capital shall appoint one or more liquidator(s), physical or legal person(s) and determine the method of liquidation, the powers of the liquidator(s) and their remuneration.

When the liquidation of the Company is closed, the liquidation proceeds of the Company will be allocated to the shareholders proportionally to the shares they hold.

Applicable law

Art. 25. Reference is made to the provisions of the Law for which no specific provision is made in these Articles.

Transitory measures

Exceptionally, the first financial year shall begin today and end on 31 December 2017.

Subscription - Payment

Whirlpool Luxembourg hereby represented as mentioned above, subscribes to 12,500 (twelve thousand five hundred) shares, having a nominal value of EUR 1.00 (one Euro) each. The shares having been fully paid up in cash.

Evidence of the contribution’s existence

Proof of the contribution’s existence has been given to the undersigned notary.

Estimate of costs

The costs, expenses, fees and charges, in whatsoever form, which are to be borne by the Company or which shall be charged to it in connection with its incorporation, are estimated at about 1,400.-euro.

Resolutions of the sole shareholder

Immediately after the incorporation of the Company, the sole shareholder of the Company, representing the entirety of the share capital, passed the following resolutions:

1) Are appointed as category A managers:

•	Ms. Lucianna Raffaini Carvalho, born in Sao Paulo, Brazil, on 27 April 1973, residing at 27, Viale Guido Borghi, I-21025 Comerio (VA), Italy;

•	Ms. Martje J.W. De Vries Koenders, born in Groningen, the Netherlands, on 7 June 1973, residing at 27 Viale Guido Borghi, I-21025 Comerio (VA), Italy; and

•	Ms. Chiara Allegrezza, born in Sassoferrato, Italy, on 12 July 1973, residing at 27 Viale Guido Borghi, I-21025 Comerio (VA), Italy.

2) Are appointed as category B managers:

•	Mr. Tony Andrew Whiteman, born in Hamilton, New Zealand, on 24 May 1969, residing at 14, rue Jean Mercatoris, L-7237 Helmsange, Grand Duchy of Luxembourg;

•	Mr. Iain Macleod, born in Glasgow, United Kingdom, on 8 August 1955, residing at 59, Cité Millewee, L-8064 Bertrange, Grand Duchy of Luxembourg; and

•	Mr. Michael Lange, born in Scheeßel, Germany, on 28 June 1964, residing at 16, rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand Duchy of Luxembourg.

The managers shall serve for an undetermined duration.

According to article 12. of the articles of association, the Company shall be bound by the joint signature of one category A manager and one category B manager.

3) The Company shall have its registered office at 560A, rue de Neudorf, L-2220, Grand Duchy of Luxembourg.

Declaration

The undersigned notary who understands and speaks English, hereby states that on request of the above mentioned appearing person, the present incorporation deed is worded in English, followed by a French version. On request of the same person and in case of discrepancies between the English and the French text, the English version will prevail.

In faith of which we, the undersigned notary has set hand and seal in Pétange, Grand Duchy of Luxembourg, on the date at the beginning of this document.

The document having been read to the proxy-holder, the latter signed with us, the notary, the present original deed.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE :

L’an deux mille seize, le sixième jour du mois d’octobre.

Par-devant Maître Jacques Kesseler, notaire résidant à Pétange, Grand-Duché de Luxembourg,

A comparu :

•	Whirlpool Luxembourg, une société à responsabilité limitée de droit luxembourgeois, constituée et organisée selon les lois du Grand-Duché de Luxembourg, ayant son siège social sis au 560A, rue de Neudorf, L-2220, Grand-Duché de Luxembourg et immatriculée auprès du Registre de Commerce et des Sociétés de Luxembourg sous le numéro B 110.585, ici dûment représentée par Mme Sofia Afonso-Da Chao Conde, demeurant professionnellement au 13, route de Luxembourg, L-4761 Pétange, Grand-Duché de Luxembourg, en vertu d’une procuration donnée sous seing privé.

Ladite procuration, ayant été signée « ne varietur » par la partie comparante et le notaire soussigné, restera annexée au présent acte pour être soumis ensemble aux formalités de l’enregistrement.

Ladite partie comparante, représentée comme il est mentionné ci-dessus, a requis le notaire de dresser les statuts suivants d’une société à responsabilité limitée que cette partie déclare constituer :

Dénomination – Objet – Siège social - Durée

Art. 1. Il est constitué par cet acte une société à responsabilité limitée (la « Société »), régie par les présents statuts (les « Statuts ») et par les lois luxembourgeoises actuellement en vigueur (la « loi »), en particulier la loi du 10 août 1915 sur les Sociétés Commerciales, telle que modifiée (la « Loi sur les Sociétés Commerciales »).

Art. 2. La dénomination sociale de la Société est Whirlpool Finance Luxembourg S.à r.l.

Art. 3. L’objet de la Société est :

(1) De prendre des participations et intérêts, sous quelque forme que ce soit, dans toutes sociétés ou entreprises commerciales, industrielles, financières ou autres, luxembourgeoises ou étrangères ;

(2) D’acquérir par voie de participation, d’apport, de souscription, de prise ferme ou d’option d’achat, de négociation ou de toute autre manière tous titres, droits, brevets et licences et autres droits réels, droits personnels et intérêts, comme la Société le jugera utile ;

(3) De manière générale de les détenir, les gérer, les mettre en valeur et les céder en tout ou en partie, pour la contrepartie que la Société jugera adaptée et en particulier contre les parts ou titres de toute société les acquérant ;

(4) De conclure, d’assister ou de participer à des transactions financières, commerciales ou autres ;

(5) D’octroyer à toute société holding, filiale, ou toute autre société liée d’une manière ou d’une autre à la Société ou à toute société appartenant au même groupe de sociétés (les « Sociétés Affiliées »), tous concours, prêts, avances ou garanties (dans ce dernier cas, même en faveur d’un tiers-prêteur des Sociétés Affiliées) ;

(6) D’emprunter ou de lever des fonds de quelque manière que ce soit et de garantir le remboursement de toute somme empruntée ; et

(7) De manière générale, de faire toute chose que la Société juge adéquate ou favorable à la réalisation des objets ci-dessus décrits ou à l’un quelconque d’entre eux.

La Société peut réaliser toutes opérations commerciales, techniques et financières, en relation directe ou indirecte avec les secteurs décrits ci-dessus et aux fins de faciliter l’accomplissement de son objet.

Art. 4. La Société a son siège social établi à Luxembourg-Ville, Grand-Duché de Luxembourg.

Le siège social de la Société peut être transféré dans la commune de Luxembourg-Ville ou en tout autre lieu au sein du Grand-Duché de Luxembourg par une décision adoptée aux conditions requises par la Loi et la Loi sur les Sociétés Commerciales.

La Société pourra ouvrir des bureaux ou succursales (sous forme d’établissement permanent ou non) tant au Grand-Duché de Luxembourg qu’à l’étranger.

Au cas où le conseil de gérance ou le gérant unique (selon le cas) estimerait que des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité normale de la Société à son siège social, ou la communication aisée avec ce siège ou de ce siège avec l’étranger se sont produits ou sont imminents, il pourra transférer provisoirement le siège social à l’étranger jusqu’à cessation complète de ces circonstances anormales ; ces mesures provisoires n’auront toutefois aucun effet sur la nationalité de la Société laquelle, nonobstant ce transfert provisoire du siège, restera luxembourgeoise. De telles mesures provisoires seront prises et portées à la connaissance des tiers par le conseil de gérance ou le gérant unique (selon le cas) de la Société.

Art. 5. La Société est constituée pour une durée indéterminée.

Art. 6. Le décès, l’interdiction, la faillite ou la déconfiture d’un des associés ne mettent pas fin à la Société.

Art. 7. Les créanciers, représentants, ayants droit ou héritiers des associés ne pourront, pour quelque motif que ce soit, requérir l’apposition de scellés sur les biens et documents de la Société, ni s’immiscer en aucune manière dans les actes de son administration. Ils doivent pour l’exercice de leurs droits s’en rapporter aux inventaires sociaux et aux décisions des assemblées des associés ou de l’associé unique (selon le cas).

Capital social – Parts sociales

Art. 8. Le capital social de la Société est fixé à 12.500 EUR (douze mille cinq cents Euros), représenté par 12.500 (douze mille cinq cents) parts sociales, ayant chacune une valeur nominale de 1,00 EUR (un Euro).

Le montant du capital social de la Société peut être augmenté ou réduit au moyen d’une résolution de l’assemblée générale extraordinaire des associés ou de l’associé unique (selon le cas), adoptée selon les conditions requises pour la modification des Statuts.

Art. 9. Chaque part sociale confère un droit de vote identique et chaque associé a un droit de vote proportionnel au nombre de parts sociales qu’il détient.

Art. 10. Les parts sociales sont librement cessibles entre associés.

Aucune cession de parts sociales entre vifs à un tiers non-associé ne peut être effectuée sans l’agrément donné en assemblée générale des associés représentant au moins les trois-quarts du capital social.

Pour le reste, il est référé aux dispositions des articles 189 et 190 de la Loi sur les Sociétés Commerciales.

Les parts sociales sont indivisibles à l’égard de la Société, qui ne reconnaît qu’un seul propriétaire pour chacune d’elle.

Art. 11. La Société est autorisée à racheter ses propres parts sociales.

Un tel rachat sera décidé par une résolution de l’assemblée générale extraordinaire des associés ou de l’associé unique (selon le cas) adoptée selon les conditions requises pour la modification des Statuts, à condition qu’un tel rachat ait été proposé à chaque associé de même catégorie en proportion de sa participation dans le capital social ou de la catégorie de parts sociales concernée, représentée par ses parts sociales.

Néanmoins, si le prix de rachat excède la valeur nominale des parts sociales devant être rachetées, le rachat ne pourra être décidé que dans la mesure où le supplément du prix d’achat n’excède pas le total des bénéfices réalisés depuis la fin du dernier exercice social dont les comptes annuels ont été approuvés, augmenté des bénéfices reportés et de toutes sommes provenant de réserves disponibles à cet effet, et diminué des pertes reportées ainsi que des sommes à porter en réserve conformément aux exigences de la Loi ou des Statuts.

Les parts sociales rachetées seront annulées par réduction du capital social.

Gérance

Art. 12. La Société est gérée par un ou plusieurs gérants. Si plusieurs gérants sont nommés, ils constituent un conseil de gérance composé d’un ou de plusieurs gérant(s) de catégorie A et d’un ou plusieurs gérant(s) de catégorie B. Le(s) gérant(s) n’est/ne sont pas obligatoirement associés de la Société.

Le(s) gérant(s) est/sont nommé(s) et désigné(s) comme gérant de catégorie A et gérant de catégorie B, et sa/leur rémunération est fixée par résolution de l’assemblée générale des associés prise à la majorité simple des voix ou par décision de l’associé unique (selon le cas). La rémunération du/des gérant(s) peut être modifiée par une résolution prise dans les mêmes conditions de majorité.

L’assemblée générale des associés ou l’associé unique (selon le cas) peut révoquer ou remplacer tout gérant « ad nutum » et à tout moment.

Tous les pouvoirs non expressément réservés à l’assemblée générale des associés ou à l’associé unique (selon le cas) par la Loi ou les Statuts seront de la compétence du conseil de gérance ou du gérant unique (selon le cas).

Vis-à-vis des tiers, le gérant ou, en cas de pluralité de gérants, le conseil de gérance, aura tous pouvoirs pour agir en toutes circonstances au nom de la Société et de réaliser et approuver tous actes et toutes opérations en relation avec l’objet social de la Société dans la mesure où les termes de ces Statuts auront été respectés.

La Société sera engagée par la seule signature du gérant unique et en cas de pluralité de gérants, par la signature conjointe d’un gérant de catégorie A et d’un gérant de catégorie B.

Le conseil de gérance, ou le gérant unique (selon le cas) peut, de temps à autre, subdéléguer une partie de ses pouvoirs pour des tâches spécifiques à un ou plusieurs agent(s) « ad hoc » qui n’est pas/ne sont pas nécessairement associé(s) ou gérant(s) de la Société.

Le conseil de gérance ou le gérant unique (selon le cas) détermine les pouvoirs, les responsabilités et la rémunération (s’il y a lieu) de cet/ces agent(s), la durée de son/leur mandat ainsi que toutes autres conditions de son/leur mandat.

Art. 13. En cas de pluralité de gérants, les décisions des gérants sont prises en réunion du conseil de gérance.

Les réunions du conseil de gérance peuvent être présidées par un gérant présent et désigné à cet effet par le conseil de gérance. Il peut également nommer un secrétaire, lequel n’est pas nécessairement gérant, qui sera responsable de rédiger les procès-verbaux des réunions du conseil de gérance ou de l’exécution de toute autre tâche spécifiée par le conseil de gérance.

Le conseil de gérance se réunira sur convocation d’un gérant.

Pour chaque conseil de gérance, des convocations devront être établies et envoyées à chaque gérant au moins 2 (deux) jours avant la date prévue pour la réunion, sauf en cas d’urgence, la nature de cette urgence devant être déterminée dans le procès-verbal de la réunion du conseil de gérance.

Toute convocation devra spécifier l’heure et le lieu de la réunion et la nature des activités à entreprendre.

Les convocations peuvent être faites aux gérants oralement, par écrit ou par téléfax, câble, télégramme, télex, moyens électroniques ou par tout autre moyen de communication approprié.

Chaque gérant peut renoncer à cette convocation par écrit ou par téléfax, câble, télégramme, télex, moyens électroniques ou par tout autre moyen de communication approprié.

La réunion du conseil de gérance se tiendra valablement sans convocation préalable si tous les gérants sont présents ou dûment représentés.

Une convocation spécifique n’est pas requise pour les réunions du conseil de gérance qui se tiendront à l’heure et au lieu précisés dans une résolution précédemment adoptée par le conseil de gérance.

Tout gérant peut prendre part aux réunions du conseil de gérance en désignant par écrit ou par téléfax, câble, télégramme, télex ou moyens électroniques un autre gérant pour le représenter.

Un gérant peut représenter plus d’un gérant.

Les gérants peuvent participer à une réunion du conseil de gérance par téléphone, vidéoconférence ou par tout autre moyen de communication approprié permettant à l’ensemble des personnes présentes lors de cette réunion de communiquer simultanément, à condition qu’une majorité de gérants n’assiste pas à la réunion en étant située dans la même juridiction étrangère.

Une telle participation à une réunion du conseil de gérance est réputée équivalente à une présence physique à la réunion des gérants.

Le conseil de gérance peut valablement délibérer et agir seulement si la majorité des gérants y est présente ou représentée, incluant au moins un gérant de catégorie A et un gérant de catégorie B.

Les décisions du conseil de gérance sont adoptées à la majorité des gérants participant au conseil ou y étant représentés, incluant au moins un gérant de catégorie A et un gérant de catégorie B.

Les délibérations du conseil de gérance sont transcrites dans un procès-verbal, qui est signé par le président ou un gérant de catégorie A et un gérant de catégorie B. Tout extrait ou copie de ce procès-verbal devra être signé par le président ou un gérant de catégorie A et un gérant de catégorie B.

Les résolutions écrites approuvées et signées par tous les gérants auront le même effet que les résolutions prises en conseil de gérance.

Dans de tels cas, les résolutions écrites peuvent soit être documentées dans un seul et même document, soit dans plusieurs documents ayant le même contenu.

Les résolutions écrites peuvent être transmises par lettre ordinaire, téléfax, câble, téléphone, télex, moyens électroniques ou tout autre moyen de télécommunication approprié.

Art. 14. Aucun gérant ne contracte en raison de ses fonctions d’obligation personnelle quant aux engagements régulièrement pris par lui au nom de la Société ; en tant que simple mandataire de la Société, il n’est responsable que de l’exécution de son mandat.

Assemblées générales des associés

Art. 15. En cas de pluralité d’associés, les décisions des associés sont prises comme suit :

La tenue d’assemblées générales n’est pas obligatoire tant que le nombre des associés est inférieur à 25 (vingt-cinq). Dans ce cas, chaque associé recevra le texte complet de chaque résolution ou décision à prendre, transmis par écrit ou par téléfax, câble, télégramme, télex, moyens électroniques ou tout autre moyen de télécommunication approprié. Chaque associé émettra son vote par écrit.

Si le nombre des associés excède 25 (vingt-cinq), les décisions des associés sont prises en assemblée générale des associés. Dans ce cas 1 (une) assemblée générale annuelle est tenue à Luxembourg dans les 6 (six) mois de la clôture du dernier exercice social. Toute autre assemblée générale des associés peut se tenir au Grand-Duché de Luxembourg à l’heure et au jour fixé dans la convocation à l’assemblée.

Art. 16. Les assemblées générales des associés sont convoquées et des résolutions écrites d’associés sont proposées par le conseil de gérance ou par le gérant unique (selon le cas) ou, à défaut, par des associés représentant plus de la moitié du capital social de la Société.

Des convocations écrites convoquant une assemblée générale et indiquant l’ordre du jour sont faites conformément à la Loi et sont adressées à chaque associé au moins 8 (huit) jours avant l’assemblée, sauf pour l’assemblée générale annuelle pour laquelle les convocations seront envoyées au moins 21 (vingt-et-un) jours avant la date de l’assemblée.

Toutes les convocations doivent mentionner la date et le lieu de l’assemblée générale.

Si tous les associés sont présents ou représentés à l’assemblée générale et indiquent avoir été dûment informés de l’ordre du jour de l’assemblée, l’assemblée générale peut se tenir sans convocation préalable.

Tout associé peut se faire représenter à toute assemblée générale en désignant par écrit ou par téléfax, télégramme, moyens électroniques ou tout autre moyen de télécommunication approprié un tiers qui peut ne pas être associé.

Chaque associé a le droit de participer aux assemblées générales des associés et exercer son droit de vote conformément aux dispositions applicables de la Loi et de la Loi sur les Sociétés Commerciales.

Les résolutions des assemblées des associés ou les résolutions proposées par écrit aux associés ne sont valablement adoptées que pour autant qu’elles sont prises par des associés représentant plus de la moitié du capital social de la Société.

Si ce quorum n’est pas atteint lors de la première assemblée générale ou sur première consultation, les associés sont immédiatement convoqués ou consultés une seconde fois par lettre recommandée, et les résolutions seront adoptées à la majorité des votes exprimés quelle que soit la portion du capital représenté.

Toutefois, les décisions ayant pour objet une modification des Statuts ne pourront être prises qu’en assemblée générale extraordinaire des associés, à une majorité des associés représentant au moins les trois-quarts du capital social de la Société.

Un associé unique exerce seul les pouvoirs dévolus à l’assemblée générale des associés par les dispositions de la Loi.

Excepté en cas d’opérations courantes conclues dans des conditions normales, les contrats conclus entre l’associé unique et la Société doivent être inscrits dans un procès-verbal ou établis par écrit.

Exercice social - Comptes annuels

Art. 17. L’exercice social de la Société commence le 1er janvier et se termine le 31 décembre.

Art. 18. Chaque année, au 31 décembre, le conseil de gérance ou le gérant unique (selon le cas) établira le bilan qui contiendra l’inventaire des avoirs de la Société et de toutes ses dettes avec une annexe contenant le résumé de tous ses engagements, ainsi que les dettes du (des) gérant(s), du (des) commissaire(s) (s’il en existe) et du (des) associé(s) envers la Société.

Dans le même temps, le conseil de gérance ou le gérant unique (selon le cas) préparera un compte de profits et pertes qui sera soumis à l’assemblée générale des associés avec le bilan.

Art. 19. Chaque associé peut prendre communication au siège social de la Société de l’inventaire, du bilan et du compte de profits et pertes.

Si le nombre des associés excède 25 (vingt-cinq), une telle communication ne sera autorisée que pendant les 15 (quinze) jours précédant l’assemblée générale annuelle des associés.

Surveillance de la société

Art. 20. Si le nombre des associés excède 25 (vingt-cinq), la surveillance de la Société sera confiée à un ou plusieurs commissaire(s) aux comptes, associé(s) ou non.

Chaque commissaire aux comptes sera nommé pour une période expirant à la date de la prochaine assemblée générale annuelle des associés suivant sa nomination et se prononçant sur l’approbation des comptes annuels.

A l’expiration de cette période, et de chaque période subséquente, le(s) commissaire(s) aux comptes pourra/pourront être renouvelé(s) dans ses/leurs fonction(s) par une nouvelle décision de l’assemblée générale des associés ou de l’associé unique (selon le cas) jusqu’à la tenue de la prochaine assemblée générale annuelle des associés se prononçant sur l’approbation des comptes annuels.

Lorsque les seuils de l’article 35 de la loi du 19 décembre 2002 sur le registre du commerce et des sociétés, telle que modifiée, seront atteints, la Société confiera le contrôle de ses comptes annuels à un ou plusieurs réviseur(s) d’entreprises agréé(s) nommés par l’assemblée générale des associées ou l’associé unique (selon le cas), parmi les membres inscrits au registre public des réviseurs d’entreprises agréés tenu par la Commission de Surveillance du Secteur Financier.

Nonobstant les seuils ci-dessus mentionnés, à tout moment, un ou plusieurs réviseur(s) d’entreprises agréé(s) peuvent être nommés par résolution de l’assemblée générale des associés ou l’associé unique (selon le cas) qui décide des termes et conditions de son/leurs mandat(s).

Dividendes - Réserves

Art. 21. L’excédent favorable du compte de profits et pertes, après déduction des frais, charges, amortissements et provisions, constitue le bénéfice net de la Société.

Chaque année, 5% (cinq pour cent) du bénéfice net seront affectés à la réserve légale.

Ces prélèvements cesseront d’être obligatoires lorsque la réserve légale aura atteint un dixième du capital social tel qu’augmenté ou réduit le cas échéant, mais devront être repris si la réserve légale est inférieure à ce seuil d’un dixième.

L’assemblée générale des associés, à la majorité prévue par la Loi, ou l’associé unique (selon le cas) peut décider à tout moment que l’excédent sera distribué entre les associés au titre de dividendes au pro-rata de leur participation dans le capital de la Société ou reporté à nouveau ou transféré à une réserve spéciale.

Art. 22. Nonobstant les dispositions de l’article précédent et sous réserve des dispositions applicables de la Loi sur les Sociétés Commerciales, le conseil de gérance ou le gérant unique (selon le cas), peut décider de payer des dividendes intérimaires en cours d’exercice social, sur base d’un état comptable préparé depuis moins de deux mois par le conseil de gérance ou le gérant unique (selon le cas), duquel il devra ressortir que les fonds suffisants sont disponibles pour la distribution, étant entendu que les fonds à distribuer ne peuvent pas excéder le montant des bénéfices réalisés depuis le dernier exercice social augmenté, des bénéfices reportés et réserves distribuables mais diminué des pertes reportées et des sommes à porter en réserve en vertu de la Loi ou des Statuts.

Dissolution - Liquidation

Art. 23. L’assemblée générale des associés, selon les conditions requises pour la modification des Statuts, ou l’associé unique (selon le cas), peut décider de la dissolution de la Société.

Art. 24. L’assemblée générale des associés avec l’approbation d’au moins la moitié des associés détenant trois-quarts du capital social devra désigner un ou plusieurs liquidateurs, personnes physiques ou morales, et déterminer la méthode de liquidation, les pouvoirs du ou des liquidateurs et leur rémunération.

La liquidation de la Société terminée, les avoirs de la Société seront attribués aux associés au prorata des parts sociales qu’ils détiennent.

Loi applicable

Art. 25. Il est renvoyé aux dispositions de la Loi pour l’ensemble des points au regard desquels les présents Statuts ne contiennent aucune disposition spécifique.

Dispositions transitoires

Exceptionnellement, le premier exercice social débutera aujourd’hui et se terminera le 31 décembre 2017.

Souscription - Paiement

Whirlpool Luxembourg, ici représentée comme il est mentionné ci-dessus, souscrit 12.500 (douze mille cinq cents) parts sociales, ayant chacune une valeur nominale de 1.00 EUR (un Euro). Les parts sociales ont été entièrement libérées en numéraire.

Preuve de l’existence de l’apport

Preuve de l’existence de l’apport a été donnée au notaire soussigné.

Estimation des coûts

Les coûts, frais, taxes et charges, de quelque type que ce soit, devant être supportés par la Société ou devant être payés par elle en rapport avec le présent acte, ont été estimés à environ 1.400,-euros.

Résolutions de l’associé unique

Immédiatement après la constitution de la Société, l’associé unique de la Société, représentant la totalité du capital social souscrit, a pris les résolutions suivantes :

1) Les personnes suivantes sont nommées comme gérants de catégorie A :

•	Mme Lucianna Raffaini Carvalho, née à Sao Paulo, Brésil, le 27 avril 1973, résidant au 27, Viale Guido Borghi, I-21025 Comerio (VA), Italie ;

•	Mme Martje J.W. De Vries Koenders, née à Groningen, Pays-Bas, le 7 juin 1973, résidant au 27 Viale Guido Borghi, I-21025 Comerio (VA), Italie ; et

•	Mme Chiara Allegrezza, née à Sassoferrato, Italie, le 12 juillet 1973, résidant au 27 Viale Guido Borghi, I-21025 Comerio (VA), Italie.

2) Les personnes suivantes sont nommées comme gérants de catégorie B:

•	M. Tony Andrew Whiteman, né à Hamilton, Nouvelle-Zélande, le 24 mai 1969, résidant au 14, rue Jean Mercatoris, L-7237 Helmsange, Grand-Duché de Luxembourg ;

•	M. Iain Macleod, né à Glasgow, Royaume-Uni, le 8 août 1955, résidant 59, Cité Millewee, L-8064 Bertrange, Grand-Duché de Luxembourg ; et

•	M. Michael Lange, né à Scheeßel, Allemagne, le 28 juin 1964, résidant au 16, rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand-Duché de Luxembourg.

Les gérants sont nommés pour une durée indéterminée.

Conformément à l’article 12 des Statuts, la Société est engagée par la signature conjointe d’un gérant de catégorie A et d’un gérant de catégorie B.

3) Le siège social de la Société est établi au 560A, rue de Neudorf, L-2220, Grand-Duché de Luxembourg.

Déclaration

Le notaire soussigné qui comprend et parle l’anglais constate par le présent acte qu’à la requête de la partie comparante le présent acte est rédigé en anglais suivi d’une version française. A la requête de la même personne, la version anglaise fera foi en cas de divergences entre les textes anglais et français.

Dont acte, fait et passé à Pétange, Grand-Duché de Luxembourg, à la même date qu’en tête des présentes.

Le document ayant été lu au mandataire de la personne comparante, elle a signé avec nous, le notaire, le présent acte original.